Exhibit 99.1

ALTISOURCE RESIDENTIAL CORPORATION APPOINTS WILLIAM P. WALL
TO ITS BOARD OF DIRECTORS

James H. Mullen to Step Down from Board of Directors, Effective March 1, 2016

CHRISTIANSTED, U.S. Virgin Islands, February 29, 2016 -- Altisource Residential Corporation ("Residential" or the “Company”) (NYSE:RESI) today announced that William P. Wall has been appointed to its Board of Directors, effective March 1, 2016, following James H. (“Jim”) Mullen, Jr.’s decision to step down as a member of the Board. Upon his appointment, Mr. Wall will serve as a member of the Board’s Audit Committee, Compensation Committee and Nomination/Governance Committee.

Mr. Wall is an accomplished executive with substantial experience serving on the Board of Directors of several publicly listed and private companies throughout his career. Mr. Wall formerly served as General Counsel of Abrams Capital, a Boston-based investment firm, and was a founding partner of Andover Capital in 2003.

David B. Reiner, Chairman of the Residential Board of Directors, said “We are pleased to welcome Bill to the Residential Board of Directors. Bill is a proven business leader with significant Board level experience. We look forward to benefitting from his extensive investment and corporate governance expertise as we execute our plan to capitalize on attractive single family rental dynamics and enhance long-term value for all shareholders.”

Mr. Reiner continued, “On behalf of the entire Board and management team, we would also like to thank Jim for his three years of dedicated service and contributions to the Board and Residential. We wish him continued success in his future endeavors.”

Mr. Wall said, “I am honored to join the Residential Board of Directors. I look forward to working with my colleagues on the Board and management team to generate optimal returns and help drive value for all shareholders.”

The Nomination/Governance Committee of the Residential Board of Directors is evaluating the Board's composition and will present details regarding its recommended slate of director nominees in the Company's proxy statement and other materials, to be filed with the Securities and Exchange Commission and mailed to all stockholders eligible to vote at the 2016 Annual Meeting in the ordinary course of business.

About William Wall

William P. Wall is the managing member of Ottauquechee Partners, LLC, a private investment firm headquartered in Lexington, MA. Mr. Wall has served as a Director of Haynes International (NASDAQ—HAYN) since 2004 and is the Chairman of the Corporate Governance and Nominating Committee and a member of the Audit Committee. Mr. Wall is also a member of the Board of Directors of STAAR Surgical, Inc. (NASDAQ—STAA), where he serves as Chairman of the Nominating and Governance Committee and a member of the Compensation Committee. From February 2006 until June 2015, Mr. Wall served as general counsel of Abrams Capital Management, LLC, a value-oriented investment firm headquartered in Boston. Prior to joining Abrams Capital, Mr. Wall was a partner at a hedge fund for two years and was employed with Fidelity Investments for seven years, concluding as a Managing Director in its private investment group. Mr. Wall began his career as an Associate at the law firm of Ropes & Gray. Previously, Mr. Wall served as a Director of Automobile Holdings, Nations Commercial Finance and Eightfold Capital Management. Mr. Wall received his Bachelor of Arts from the University of Massachusetts at Amherst, and a Masters of Public Administration and Juris Doctorate from Harvard University.

About Residential

Residential is focused on providing quality, affordable rental homes to families throughout the United States. Additional information is available at www.altisourceresi.com.

FOR FURTHER INFORMATION CONTACT:
Meaghan Repko / Jonathan Keehner / Adam Pollack
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, anticipations and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies as well as industry and market conditions. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “seek,” “believe” and other expressions or words of similar meaning. We caution that forward looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially from these forward-looking statements may include, without limitation, our ability to implement our business strategy; our ability to make distributions to our stockholders; the impact of changes to the supply of, value of and the returns on sub-performing and non-performing loans and single family rental properties; our ability to successfully modify or otherwise resolve sub-performing and non-performing loans; our ability to convert loans to single family rental properties and acquire single family rental properties generating attractive returns; our ability to predict costs; difficulties in identifying sub-performing and non-performing loans and single family properties to acquire; our ability to effectively compete with competitors; our ability to apply the net proceeds from financings in target assets in a timely manner; changes in interest rates and the market value of the collateral underlying our sub-performing and nonperforming loan portfolios or acquired single family properties; our ability to obtain and access financing arrangements on favorable terms, or at all; our ability to retain the exclusive engagement of Altisource Asset Management Corporation; the failure of Altisource Portfolio Solutions S.A. to effectively perform its obligations under various agreements with us; the failure of our servicers to effectively perform their servicing obligations under their servicing agreements with us; our failure to qualify or maintain qualification as a REIT; our failure to maintain our exemption from registration under the Investment Company Act of 1940, as amended; the impact of adverse real estate, mortgage or housing markets; the impact of adverse legislative or regulatory tax changes and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission ("SEC"). In addition, financial risks such as liquidity and credit risks could influence future results. The foregoing list of factors should not be construed as exhaustive.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It
The Company intends to file a proxy statement on Schedule 14A and other relevant documents with the SEC in connection with the solicitation of proxies for its 2016 annual meeting of stockholders. STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the 2016 proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://ir.altisourceresi.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation
The Company, its directors, its executive officers and its nominees for election as director may be deemed participants in the solicitation of proxies from stockholders in connection with the matters to be considered at the Company’s 2016 annual meeting of stockholders. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholders in connection with the Company’s 2016 annual meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, will be set forth in the Company’s definitive proxy statement for the 2016 annual meeting of stockholders and the other relevant documents to be filed with the SEC.